EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 24, 2005, relating to the financial statements for the year ended December 31, 2004, which contained an explanatory paragraph relating to the Company's ability to continue as a going concern, of MacroChem Corporation appearing in and incorporated by reference in the Annual Report on Form 10-K of MacroChem Corporation for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/S/    Deloitte & Touche LLP

Boston, Massachusetts
March 30, 2006